UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Amendment No. 2)

 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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InnerWorkings, Inc.

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Explanatory Note: These additional materials are being filed solely to correct an inadvertent error within the “CEO Pay Ratio” section presented on page 55 of the Company’s Amended Proxy Statement filed with the Securities and Exchange Commission on July 31, 2018 (the “Amended Proxy Statement”). The language presented below replaces in its entirety the first paragraph of such section as set forth in the Amended Proxy Statement.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer ("CEO") in 2017. As reflected in the Summary Compensation Table in this Amended Proxy Statement, the annual total compensation for the Company's CEO in 2017 was $2,623,691 (including the “Non-Equity Incentive Plan Compensation” amount net of recoupment, as explained in footnote 3 to the Summary Compensation Table and in Recoupment of Incentive Compensation above). For 2017, the annual compensation of the median employee of the Company, excluding our CEO, was $50,302. Therefore, the ratio of our CEO’s 2017 annual total compensation to our median employee’s 2017 annual total compensation was approximately 52 to 1. Our median employee was determined as of October 23, 2017, by selecting the employee, out of all of our employees who were employed on such date, with the median base salary (which we used as the consistently applied compensation measure).